EXHIBIT 99.1

Media Contact:	Owen Blicksilver Public Relations
Caroline Luz: 203-656-2829
Carol Makovich: 203-622-4781

For Immediate Release

JEFFREY PFEIFLE TO LEAVE J.CREW

New York, NY (January 22, 2008) – J.Crew Group, Inc. (NYSE: JCG) today announced that its President, Jeffrey Pfeifle, will leave the Company effective February 1, 2008.

Millard Drexler, Chairman and CEO of J.Crew, stated, “Jeff and I have had a successful collaboration for more than 15 years, with the last five at J.Crew. He has made significant contributions to our business. I very much appreciate our working relationship and wish him the best.”

“I have been fortunate to work with Mickey and such a talented team, and I am proud of what has been accomplished at J.Crew,” said Mr. Pfeifle.

The Company noted that Mr. Pfeifle’s responsibilities will be assumed by members of the executive team with no near term plan to fill his position.

About J.Crew

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel and accessories. As of January 11, 2008, the Company operates 199 retail stores, the J.Crew catalog business, jcrew.com, and 61 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website www.jcrew.com.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company's goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.